Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of July 24, 2023 (the “Effective Date”) between 4Front Ventures Corp. (the “Company”) with its principal place of business and corporate headquarters located at 7010 E. Chauncey Lane, Suite 235, Phoenix, AZ 85054 and Maha Consulting LLC (“Consultant”).

RECITALS

WHEREAS, Company wishes to retain Consultant, and Consultant desires to be so retained by Company;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and of the covenants hereinafter set forth, and other good and valuable consideration, the sufficiency of which is acknowledged by the parties to this Agreement, it is hereby agreed as follows:

1. Certain Definitions. Terms not defined in the body of this Agreement are defined in Attachment A.

2. Consulting Services. Commencing on the Effective Date and continuing for the Term, Consultant will provide professional consulting services for the Company as follows: Consultant’s principal, Leo Gontmakher, shall serve as the Company’s Chief Executive Officer and shall have duties, responsibilities, and authority commensurate with such position, including (a) those assigned to the Chief Executive Officer in any Delegation of Authority Policy (or similar policy) that may be in effect from time to time, and (b) those otherwise assigned to the Consultant by the Company’s Board of Directors.

3. Standards of Performance.

Consultant represents and warrants to the Company that:

a. Consultant possesses the professional knowledge, skill and experience necessary to perform all Consulting Services and duties that are required pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of Company.

b. Consultant shall (a) perform the Consulting Services with reasonable skill and care in a manner consistent with industry standards and in compliance with all applicable laws, and (b) the Consulting Services will conform in all material respects with the descriptions set forth in this Agreement and any agreed upon specifications for such Consulting Services.

c. All work produced by Consultant hereunder will be originally created by Consultant, and will not (and will not when used by Company for any purpose) infringe, or otherwise violate or misappropriate any patent, copyright, trade secret, trademark or other intellectual property or proprietary right held by any Person. Without the express written permission of the Company, Consultant will not incorporate into the work produced hereunder any third party product, software, or other materials for which the intellectual property rights are not owned solely by Consultant. Consultant has not previously granted and will not grant any rights in the work produced hereunder or the Created Intellectual Property that are inconsistent with the rights granted to Company herein.

d. Consultant shall not use the services of any third party in performance of the duties outlined in this Agreement without the prior written consent of the Company.

e. Consultant shall perform his duties and responsibilities to the best of his abilities and in a diligent, trustworthy, businesslike, and efficient manner and shall not directly or indirectly engage in any other business, profession, or occupation for compensation or otherwise that could conflict or interfere with the performance of such services either without the prior written consent of the Board.

4. Term. This Agreement will commence on the Effective Date and will remain in effect through December 31, 2023 (the “Initial Term”), unless earlier terminated. At the end of the Initial Term, this Agreement shall be deemed to be automatically extended for a successive period of one year (“Renewal Term”), unless (a) the parties agree otherwise; or (b) either party provides written notice of intention not to extend the term of the Agreement at least 30 days prior to the end of the Initial Term (the Initial Term together with the Renewal Term, the “Term”). In the event of an extension, the parties will mutually agree on the terms of any Bonuses payable under Section 5.

5. Compensation.

a. Consulting Fee. In consideration for the Consulting Services provided in accordance with this Agreement, Company will pay Consultant an annual base fee of $400,000.00 (the “Consulting Fee”), which Consulting Fee shall be payable in regular installments in accordance with the Company’s general practices. Consultant shall be issued an IRS Form 1099 in connection with the payment of such Consulting Fee and any other items paid to the Consultant in connection with this Agreement.

b. Invoicing for Consulting Fees and Reimbursable Expenses. Consultant will submit an invoice for the Consulting Fee to Company on a monthly basis using Company’s payroll system, and will submit any reimbursable expenses on a monthly basis using the Company’s expense tracking system, or as otherwise agreed to by the parties. The billing period will be the end of the month. Provided Company approves the invoice, payment will be made within thirty (30) calendar days of Company’s receipt of the applicable invoice.

c. Incentive Compensation. The Company shall pay the following cash bonuses and issue the following grants of stock options, restricted stock units, profits interests, and other forms of equity compensation awards (collectively the “Bonuses”) to the Consultant subject to the Company’s then-existing clawback policy and insider trading policy:

i. Signing Bonus. Upon execution of this Agreement, Consultant shall receive 6,000,000 Company Class A Subordinate Voting Shares (“Stock”).

ii. Completion Bonus. If Consultant remains CEO through the Initial Term and the Company has positive Net Income for 2023, Consultant shall receive 1,800,000 shares of Company Stock.

iii. Equity True-Up. If Consultant remains the CEO through the Initial Term, Consultant shall receive a number of shares of Company Stock sufficient to make him a 1.00% owner on a fully diluted basis. For the avoidance of doubt, if Consultant already owns 1.00% of the Company’s Stock on a fully diluted basis, no additional Stock shall be payable under this subsection.

d. Bonus Payable Upon Change in Control.

i. Amount of CiC Bonus. If Consultant remains continuously retained through the date of the closing of a transaction that results in a Change in Control, Consultant shall be eligible to receive a portion of the transaction bonus pool allocated for senior executives, which shall be equal to 1.00% of the fair market value of all consideration paid to the Company’s stockholders in the transaction (“CiC Bonus”), subject to the terms and conditions set forth below. In addition, immediately prior to the closing of any Change in Control, 50% of any unvested options held by Consultant shall be immediately vested; provided that, if Consultant is not offered a commensurate position with the Company or surviving business after the Change in Control, 100% of his unvested options shall be vested.

ii. Timing of Payment. The CiC Bonus, if any, earned pursuant to Section 5(d)(i), shall be paid to Consultant in equal installments concluding no later than 12 months following the closing of the Change in Control.

iii. Release Agreement. The payment of the CiC Bonus, if any, is contingent upon Consultant (A) within 30 days of the closing of the Change in Control, executing (and, if applicable, not revoking) a full release of all claims in a form reasonably acceptable to the Company (the “CiC Release Agreement”) and (B) Consultant’s continued compliance with Consultant’s obligations under Section 11 below. The CiC Release Agreement shall include, among other things, a full release of any and all claims that Consultant may then have, as of the execution of the CiC Release Agreement, against the Company, its subsidiaries, and Affiliates, and their respective shareholders, members, directors, managers, officers, and employees, and shall be provided to Consultant prior to or on the date of the closing of the Change in Control. Notwithstanding anything in this Agreement to the contrary, if the Company concludes in the exercise of its reasonable discretion that the CiC Bonus is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and if the 30-day period described in Section 5(d)(ii) spans two calendar years, the CiC Bonus shall not be paid until the second calendar year.

iv. Support for Transaction. The payment of the CiC Bonus is also contingent upon Consultant’s best efforts in supporting the Company’s pursuit of any Change in Control transaction the Board of Directors deems appropriate. In this respect, in preparation for a potential Change in Control, Consultant agrees to, among other things, support any due diligence process the Company may undertake in connection with the pursuit of such Change in Control and to take any other action that is reasonably requested by the Board of Directors or their designee to support the proposed Change in Control.

v. Potential Clawback. If Consultant (A) violates any of Consultant’s obligations under Section 11, (B) engages in conduct constituting Cause while providing services to the Company, or (C) violates any provision of any clawback or recoupment policy adopted by the Company, as the same may be amended from time to time, then Consultant’s right to receive a CiC Bonus shall immediately be forfeited and cancelled and Consultant shall promptly repay to the Company any amounts received pursuant to this Section 5(d) upon the Company’s demand.

e. Benefits. During the Term, Consultant shall be entitled to participate in all employee benefit plans and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis that is no less favorable than is provided to other similarly situated employees of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

6. Business Expenses. The Company shall reimburse Consultant for all reasonable expenses incurred by him in the course of performing his duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment, and other business expenses, subject to the Company’s requirements with respect to the reporting and documentation of such expenses. Any expenses reimbursed pursuant to this Agreement that are subject to Section 409A of the Code shall: (a) be paid no later than the last day of the Consultant’s tax year following the tax year in which the expense was incurred; (b) not affect or be affected by any other expenses that are eligible for reimbursement in any other tax year of Consultant; and (c) not be subject to liquidation or exchange for any other benefit.

7. Taxes; Independent Contractor Status. Consultant is providing these Consulting Services to Company pursuant to this Agreement as an independent contractor. Company will not be responsible for federal, state, and local withholding from any and all compensation. No employment relationship, express or implied, is intended by this Agreement. Consultant will be required to complete an IRS Tax Form W-9 and will be solely responsible for paying all federal, state and local taxes applicable to any and all compensation paid by Company to Consultant, including but not limited to the Consulting Fee. Further, Consultant will exercise independent judgment in the performance of the Consulting Services after consultation with appropriate officers of Company. In addition, Company’s right to terminate this Agreement will be limited to the express provisions of Section 8.

8. Termination. This Agreement may be terminated at any time upon the occurrence of any one of the following events:

a. With Cause. The Company may terminate this Agreement at any time for Cause by providing written notice to Consultant. Any such termination for Cause shall be effective immediately upon the Company’s delivery of such written notice to Consultant unless such notice specifies a later effective termination date.

b. Without Cause. The Company may terminate this Agreement at any time without Cause by providing 30 days written notice to Consultant. The Company may, in its discretion,

place Consultant on a paid administrative leave during all or part of the 30-day notice period. During administrative leave, the Company may bar Consultant’s access to the Company’s offices or facilities or may provide Consultant with access subject to such reasonable terms and conditions as the Company chooses to impose.

c. With Good Reason. Consultant may terminate this Agreement at any time for Good Reason by providing written notice to the Company.

d. Without Good Reason. Consultant may terminate this Agreement at any time without Good Reason by providing 90 days written notice to the Company.

e. Death; Permanent Disability. This Agreement shall automatically terminate in the event of Consultant’s death or Permanent Disability, subject to Section 9(a).

9. Effect of Termination.

a. Severance Benefits. If Consultant’s retention under this Agreement is terminated by the Company without Cause, or if Consultant resigns for Good Reason, Consultant shall be entitled to receive his Consulting Fee and to continue to participate in all Employee Benefit Plans on terms equal to that of then-currently employed executives, subject to the terms and conditions below, through the date that is 12 months after the effective date of such termination. In addition, 50% of any unvested options held by Executive shall be immediately vested, and Consultant’s time to exercise his options shall be extended to 12 months following termination. In the event of Consultant’s Permanent Disability or death, Consultant or his estate (as appropriate) shall be entitled to receive Consultant’s Consulting Fee and to continue to participate in all Employee Benefit Plans on terms equal to that of then-currently employed executives, subject to the terms and conditions below, through the date that is six months after the effective date of such termination.

i. Terms of Severance Payment. Consultant shall receive continued payment of the Consulting Fee, payable at the most recent per annum rate paid to Consultant during the Term. Such severance payment(s) shall be made in accordance with the Company’s normal payroll practices and on the Company’s normal payroll dates, with the first such payment due during the first payroll period following the effective date of the Release Agreement described below.

ii. Release Agreement. The severance benefits identified herein are contingent upon Consultant (A) within 30 days of Consultant’s termination date, executing (and, if applicable, not revoking) a full release of all claims in a form reasonably acceptable to the Company (the “Release Agreement”) and (B) fully complying with Consultant’s obligations under Section 11 below. The Release Agreement shall include, among other things, a full release of any and all claims that Consultant may then have, as of the execution of the Release Agreement, against the Company, its subsidiaries and Affiliates, and their respective shareholders, members, directors, managers, officers, and employees, and shall be provided to Consultant within 10 days of Consultant’s termination date. Notwithstanding anything in this Agreement to the contrary, if the Company concludes in the exercise of its reasonable discretion that the severance payments described in Section 9(a)(i) are subject to Section 409A of the Code, if the 30-day period described in this Section 9(a)(ii) spans two calendar years, the severance payments shall not begin to be paid until the second calendar year.

b. Termination in Other Circumstances. In the event: (i) Consultant’s retention under this Agreement is terminated by the Company with Cause; (ii) Consultant resigns without Good Reason; or (iii) this Agreement expires or is not renewed upon any Renewal Date, Consultant shall be entitled to receive only his Consulting Fee and employee benefits under the Employee Benefit Plans that have accrued through the date of termination, resignation, or expiration and, except as otherwise expressly provided in an incentive plan document or Company equity plan document, his rights to receive any other compensation or benefits hereunder as well as any other obligations of the Company shall terminate as of the date of such termination, resignation, or expiration.

10. Compliance with Internal Revenue Code Section 409A; Section 280G.

a. Section 409A. This Agreement shall comply with Section 409A of the Code or an exception thereto and each provision of the Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Nevertheless, the Company does not and cannot guarantee any particular tax effect or treatment of the amounts due under this Agreement. Except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Consultant, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided pursuant to this Agreement. Notwithstanding any other provision of this Agreement to the contrary, neither the time nor schedule of any payment under this Agreement may be accelerated or subject to further deferral except as permitted by Section 409A and the applicable regulations. Consultant does not have any right to make any election regarding the time or form of any payment due under this Agreement. If the Company concludes, in the exercise of its reasonable discretion, that the severance payments described in Section 9 are subject to Section 409A of the Code, no severance payment shall be paid prior to Consultant’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (applying the default rules of Treasury Regulation Section 1.409A-1(h)). In addition, if the severance benefits described in Section 9 are subject to Section 409A of the Code, and if Consultant is a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i)(1) on the date of Consultant’s termination of retention, such payments shall not begin until the first day of the seventh month following Consultant’s “separation from service.” Installment payments shall be treated as separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

b. Section 280G. Notwithstanding any other provision of this Agreement to the contrary, if the payments and benefits (including without limitation any potential CiC Bonus and any potential severance payments benefits described in Section 9) received or to be received by Consultant under this Agreement or any other plan, arrangement, or agreement (all such payments referred to herein as “Parachute Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 10(b), be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the Parachute Payments, a calculation will be made comparing (i) the Net Benefit (defined below) to

Consultant of the Parachute Payments after payment of the Excise Tax to (ii) the Net Benefit to Consultant if the Parachute Payments are limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under clause (i) above is less than the amount of clause (ii) above, the Parachute Payments will be reduced to the minimum extent necessary to ensure that no portion of the Parachute Payments is subject to the Excise Tax. “Net Benefit” means the present value of the Parachute Payments net of all federal, state, local, foreign income, employment, and excise taxes. All calculations and determinations under this Section 9(b) will be made by an independent accounting firm or independent tax counsel or compensation consulting firm appointed by the Company at the Company’s expense (“Tax Counsel”) whose determinations will be conclusive and binding on Company and Consultant for these purposes. For purposes of making the calculations and determinations required by this Section 10(b), Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Code Sections 280G and 4999. The Company and Consultant will furnish to Tax Counsel such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section. Any reduction made pursuant to this Section 10(b) will be made in a manner consistent with the requirements under Section 409A of the Code. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section 10(b) will be of no further force or effect. Moreover, if the provisions of Sections 280G and 4999 of the Code do not apply to impose an excise tax on Consultant, then the provisions of this Section 10(b) will not apply.

11. Confidential Information, Non-Solicitation, and Non-Disparagement. As a pre-condition of retention and in consideration of this Agreement, Consultant acknowledges, covenants, and agrees as follows:

a. Confidentiality.

i. Consultant hereby acknowledges that, through his involvement with the Company, he shall have access to and become aware of Confidential Information, and that the protection of the Confidential Information is necessary to protect and preserve the value of the Company and its business. In such regard, subject to the provisions of Section 11(a)(ii), Consultant hereby covenants that he shall not, without the prior written consent of the Company, use or disclose any Confidential Information for any reason other than in pursuing the business interests of the Company, or engage in, or knowingly refrain from, any action, where such action or inaction may result in (A) the unauthorized disclosure of any Confidential Information to any Person, (B) the unauthorized use of any Confidential Information by any Person, or (C) the infringement by any Person of the Company’s rights in any Confidential Information.

ii. Consultant shall be permitted to disclose Confidential Information to the extent, but only to the extent, (A) reasonably necessary for Consultant to perform his duties hereunder; or (B) required by law; provided, that prior to making any disclosure of Confidential Information required by law (whether pursuant to a deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand, or other similar process), Consultant must notify the Company of Consultant’s intent to make such disclosure, so that the Company may seek a protective order or other appropriate remedy and may participate with Consultant in determining the amount and type of Confidential Information, if any, which must be disclosed in order to comply with applicable law.

iii. Upon request by the Company at any time or promptly after termination of Consultant’s retention hereunder for any reason, Consultant or his personal representative shall (A) return to the Company any Confidential Information that is in tangible form and then in his possession and (B) destroy any Confidential Information in electronic form, unless such destruction would be contrary to applicable law. Consultant further agrees that, at the request of the Company, he shall execute a written statement certifying that Consultant has satisfied the requirements of this Section 11(a)(iii).

b. Non-Solicitation.

i. Consultant recognizes that the Company’s employees and independent contractors are a valuable resource of the Company. Accordingly, Consultant agrees that Consultant shall not, during Consultant’s retention with the Company and during the Non-Solicitation Term thereafter, either alone or in conjunction with any other Person, directly or indirectly, (A) induce or encourage (or attempt to induce or encourage) any employee or independent contractor of the Company or any of its Affiliates to leave the employ of or engagement with the Company (or the applicable Affiliate(s)), whether for purposes of employing or engaging any such employee or independent contractor in a Competing Business in the Restricted Territory or for any other reason; (B) hire or retain (or attempt to hire or retain) any employee or independent contractor of the Company or any of its Affiliates; or (C) interfere in any way with the relationship between the Company or any of its Affiliates and any such employee or independent contractor.

ii. Consultant recognizes that the Company’s Clients are a valuable resource of the Company. Accordingly, Consultant agrees that Consultant shall not, during Consultant’s retention with the Company and during the Client Non-Solicitation Term thereafter, directly or indirectly in any capacity whatsoever, either as an employee, officer, director, equity holder, proprietor, partner, joint venturer, consultant, or otherwise (A) call on or solicit any client of the Company or any of its Affiliates for purposes of diverting such client to a Competing Business; (B) cause, induce, or encourage (or attempt to cause, induce, or encourage) any client, vendor, supplier, licensor, licensee, or other Person to cease conducting business with the Company or any of its Affiliates or to deal with any competitor of the Company; or (C) in any way interfere with the relationship between any such client, vendor, supplier, licensor, licensee, or other Person, on the one hand, and the Company or any of its Affiliates, on the other hand.

c. Non-Disparagement. During Consultant’s retention with the Company and at all times thereafter, Consultant agrees that he shall not make any statements (or cause or encourage others to make any statements), written or verbal, that defame or disparage the personal or business reputation, practices, or conduct of the Company or its subsidiaries or Affiliates, or their respective shareholders, members, directors, managers, officers, employees, sales representatives, suppliers, customers, products, or services. Consultant’s obligations under this

Section 11(c) do not inhibit him from participating in or filing a charge or testifying truthfully if Consultant is called upon to do so. Nothing in this Section 11(c) is intended to limit Consultant’s ability to exercise his rights under the National Labor Relations Act.

d. Amendment of Provisions to Comply with Law. If any provision of this Section 11 is finally determined or declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, invalid, contrary to public policy, void, or voidable under any applicable law, the applicable court or arbitrator shall have the authority to make an equitable adjustment to the applicable provisions of this Section 11 with the view to effecting, to the greatest extent possible, the original purpose and intent of the provisions of this Section 11, including, without limitation, the maximum durational, geographic, restricted activity scope, and other limitations permitted by applicable law. The validity and enforceability of the remaining provisions of this Agreement shall not be affected by any amendment contemplated by or made pursuant to this Section 11.

e. Injunctive Relief. Consultant hereby acknowledges and agrees that (i) the provisions of Section 11 are reasonable and necessary to protect the legitimate business interests of the Company, (ii) any violation by Consultant of any of his covenants contained in Section 11 could result in irreparable injury to the Company, the exact amount of which would be difficult, if not impossible, to ascertain or estimate, and (iii) the remedies at law for any such violation may not be reasonable or adequate compensation to the Company for such a violation. Accordingly, Consultant hereby agrees that, if Consultant, directly or indirectly, violates any of his covenants under Section 11 then, in addition to any other remedy which may be available to the Company at law or in equity, the Company shall be entitled to seek specific performance and injunctive relief, without posting bond or other security and without the necessity of proving actual or threatened damage or harm.

f. Extension of Time for Breach. If Consultant is in breach of any of the provisions of Section 11 above, then the time periods set forth in such clauses shall be extended by the length of time during which Consultant is in breach of any of such provisions.

g. Reasonableness of Covenants. Consultant represents and warrants to the Company that the covenants contained herein are reasonable, that valid consideration has or shall be received therefor, and that his experience and capabilities are such that the provisions of this Section 11 shall not prevent him from earning an adequate livelihood.

h. Cessation of Payments. Without limiting the Company or its Affiliates’ rights and remedies hereunder, at law or in equity, it is acknowledged and agreed by Consultant that the right of Consultant to receive and retain any payments otherwise due to him under this Agreement shall be suspended and cancelled if, and for so long as, he shall be in breach of any provision of this Section 11. If and when Consultant shall have cured any such breach such right shall automatically be reinstated and paid in arrears.

i. Survival. The provisions of this Section 11 and the covenants and obligations of Consultant hereunder shall survive the expiration of this Agreement or any termination of Consultant’s retention under this Agreement for any reason or no reason.

12. Intellectual Property.

a. Any Intellectual Property made, conceived, developed, or reduced to practice, or caused to be made, conceived, developed, or reduced to practice by Consultant, alone or in conjunction with others, during Consultant’s retention with the Company shall be deemed to have been made or developed by Consultant solely for the benefit of the Company, shall be held in trust for the exclusive use and benefit of the Company, and shall be the sole and exclusive property of the Company. Consultant shall not, either during the Term of this Agreement or at any time thereafter, use or disclose to any Person such Intellectual Property, except as expressly authorized by the Company in writing.

b. Consultant agrees to make prompt and full disclosure to the Company or its nominee of all Intellectual Property described in this Section 12. Any Intellectual Property related to the business of the Company or its Affiliates that is conceived, developed, or reduced to practice by Consultant, alone or in conjunction with others, within six months after termination of this Agreement is presumed to belong to the Company.

c. Consultant agrees to assign, and does hereby assign, to the Company all right, title, and interest in and to any such Intellectual Property, including without limitation any “moral” rights Consultant may have therein under any copyright law or other similar law, and further agrees, during the Term of this Agreement and at any time thereafter, at the Company’s request and expense but without further consideration, to review, execute, acknowledge, and deliver any and all papers necessary to secure legal protection for the Company therefor in any country in the world, including but not limited to applications for patents, trademarks, service marks, and copyrights, and to execute any oath or declaration and verify any document in connection with carrying out the terms of this Agreement.

d. In the event the Company is unable for any reason whatsoever to secure the signature of Consultant to any lawful and necessary documents required, including those necessary for the assignment of, application for, or prosecution of any United States or foreign applications for letters patent or copyright, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the assignment, prosecution, and issuance of letters patent or copyright thereon with the same legal force and effect as if executed by Consultant. Consultant hereby waives and quitclaims to the Company any and all claims of any nature whatsoever that Consultant may now have or may hereafter have for infringement of any patent or copyright resulting from any such application.

e. Consultant agrees that any copyrights in work produced by Consultant during Consultant’s retention hereunder shall be considered a “work for hire” as defined by Title 17 of the United States Code and shall belong solely to the Company.

13. Other Agreements.

a. Other Activities. Consultant shall not engage in any business or other activity that detracts from Consultant’s ability to apply his full time and best efforts to the performance of his duties hereunder. However, during Consultant’s retention, it shall not be a violation of this Agreement for Consultant to engage in any civic or charitable activity (including serving on boards or committees) so long as such activities do not detract from or conflict with Consultant’s performance of his duties hereunder.

b. Business Opportunities. During the Term of this Agreement, Consultant shall promptly inform the Company of, and shall not usurp, any business opportunities of the Company or any of its Affiliates of which he becomes aware.

c. Return of Company Property. Promptly after termination of Consultant’s retention, Consultant or his personal representative shall return to the Company all property of the Company and its Affiliates then in his possession, including without limitation papers, documents, vehicles, keys, credit cards, and Confidential Information. The Company’s obligation to pay any amounts to Consultant following termination, resignation or expiration shall be contingent upon Consultant’s compliance with this Section 13(c).

14. Representations and Warranties of Executive. Consultant hereby represents and warrants to the Company as follows:

a. No Other Agreements. Consultant is not a party to or otherwise subject to or bound by any contract, agreement, or understanding that would limit or otherwise adversely affect his ability to perform his duties hereunder or that would be breached by his execution and delivery of this Agreement or by the performance of his duties hereunder.

b. Review of Agreement. Consultant acknowledges (i) that he has reviewed this Agreement in its entirety, and (ii) has been given the opportunity to have this Agreement reviewed by his legal counsel.

15. Miscellaneous.

a. Amendments. This Agreement may be amended only by a writing signed by each of the parties, and any such amendment shall be effective only to the extent specifically set forth in such writing.

b. Execution of Agreement. This Agreement may be executed simultaneously in one or more counterparts, but all such counterparts taken together shall constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or .pdf delivered via email shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

c. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the relationship contemplated hereby and supersedes all prior and contemporaneous written and oral agreements or representations relating to that relationship.

d. Interpretation, etc. A reference to one gender includes any gender. The word “including” shall mean “including without limitation.” The rights and remedies expressly specified in this Agreement are cumulative and are not exclusive of any rights or remedies that any party would otherwise have. The section headings hereof are for convenience only and shall not affect the meaning or interpretation of this Agreement. If a question of interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any provision of this Agreement. The Preamble shall be deemed incorporated into the Agreement.

e. Governing Law. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by the laws of the State of California without regard to conflict of laws rules.

f. Dispute Resolution.

i. If any dispute arises between the parties arising out of or relating to this Agreement (the “Dispute”), they will first utilize the procedures specified in Sections 15(f)(ii)-(xii) (the “Procedure”) prior to commencing any action or proceeding in any court; provided, however, that such procedures shall not apply, and the Company may immediately commence an action or proceeding in any federal or state court located in Los Angeles, California (including, without limitation to seek equitable relief pursuant to Section 11(e)), in the event that Consultant breaches any provision of Sections 11 or 12.

ii. The party seeking to initiate the Procedure shall give written notice to the other party describing in general terms the nature of the Dispute, the initiating party’s claim for relief, and identifying one or more individuals with authority to settle the Dispute on such party’s behalf. The party receiving such notice shall have three business days within which to designate by written notice to the initiating party one or more individuals with the authority to settle the Dispute on such party’s behalf. The individuals so designated shall be known as the “Authorized Individuals.”

iii. The Authorized Individuals shall be entitled to make such investigation of the Dispute as they deem appropriate, but agree to promptly, and in no event later than five business days from the date of the initiating party’s written notice, meet (in person or via conference call or videoconference) to discuss resolution of the Dispute. The Authorized Individuals shall meet at such times and places and with such frequency as they may agree. If the Dispute has not been resolved within 10 calendar days from the date of their initial meeting, the parties shall cease direct negotiations and shall submit the Dispute to non-binding mediation in accordance with the procedure set forth below.

iv. The Authorized Individuals shall have three business days from the date they cease direct negotiations to submit to each other a written list of acceptable qualified attorney-mediators not affiliated with either of the parties. Within one business day from the date for receipt of such list, the Authorized Individuals shall rank the mediators in numerical order of preference and exchange such rankings. If no mediator has been selected by this procedure, within two business days after the date of receipt of the list referred to in the first sentence of this Section 15(f)(iv), the Authorized Individuals shall initiate mediation in accordance with the rules and procedures of the American Arbitration Association.

v. In consultation with the mediator selected, the Authorized Individuals shall promptly designate a mutually convenient date for the mediation, which shall take place in Los Angeles, California, and unless circumstances require otherwise, such time to be not later than 14 calendar days after selection of the mediator.

vi. In the event either party has substantial need for information in the possession of the other party in order to prepare for the mediation, the parties shall attempt in good faith to agree to procedures for the expeditious exchange of such information, with the help of the mediator if required.

vii. At least three calendar days prior to the first scheduled session of the mediation, each party shall deliver to the mediator and to the other party concise written summary of its views on the matter in Dispute and such other matters required by the mediator. The mediator may also request that a confidential issue paper be submitted by each party.

viii. In the mediation, each party shall be represented by an Authorized Individual and may be represented by counsel. In addition, each party may, with permission of the mediator, bring such additional persons as needed to respond to questions, contribute information, and participate in the negotiations.

ix. The mediator shall determine the format for the meetings, designed to assure that both the mediator and the Authorized Individuals have an opportunity to hear an oral presentation of each party’s views on the matter in dispute, and that the authorized parties attempt to negotiate a resolution of the matter in dispute, with or without the assistance of counsel or others, but with the assistance of the mediator. To this end, the mediator is authorized to conduct both joint meetings and separate private caucuses with the parties. The mediation session shall be private. The mediator will keep confidential all information learned in private caucus with any party unless specifically authorized by such party to make disclosure of the information to the other party. The parties commit to participate in the proceedings in good faith with the intention of resolving the Dispute if at all possible.

x. The parties agree to participate in the mediation procedure to its conclusion. The mediation shall be terminated (A) by the execution of a settlement agreement by the parties, (B) by a declaration of the mediator that the mediation is terminated, or (C) by a written declaration of a party to the effect that the mediation process is terminated at the conclusion of at least one full day’s mediation session.

xi. The fees and expenses of the mediator shall be shared equally by the parties. The mediator shall be disqualified as a witness, consultant, expert, or counsel for any party with respect to the Dispute of any related matters.

xii. Mediation is a compromise negotiation for purposes of federal and state Rules of Evidence and constitutes privileged communication under California law. The entire mediation process is confidential, and no stenographic, visual, or audio record shall be made. All conduct, statements, promises, offers, views, and opinions, whether oral or written, made in the course of the mediation by any party, their agents, employees, representatives, or other invitees and by the mediator are confidential and shall, in addition and when appropriate, be deemed privileged. Such conduct, statements, promises, offers, views, and opinions shall not be discoverable or admissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, and shall not be disclosed to anyone not an agent, employee, expert, witness, or representative of either of the parties; provided, however, that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the mediation.

xiii. If the Dispute has not been resolved pursuant to the Procedure, then either party may commence an action or proceeding in any federal or state court located in Los Angeles, California. The parties irrevocably submit to the exclusive jurisdiction of the federal and state courts located in Los Angeles, California for the purposes of any action or proceeding arising out of or relating to this Agreement. Each party hereby consents to the personal jurisdiction of, and agrees that venue shall lie in, the state or federal courts in Los Angeles, California with respect to any claim or cause of action arising under or relating to this Agreement. Each party hereby waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. If any legal action or any arbitration or other proceeding is brought in connection with this Agreement, except as set forth in Section 15(f)(xi) above, the prevailing party shall be entitled to recover reasonable attorneys’ fees, accounting fees, and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

g. Notices. All notices, consents, requests, demands, and other communications required or permitted hereunder: (i) shall be in writing; (ii) shall be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or electronic mail (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and (iii) shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (A) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail, or express delivery service; or (B) a printed receipt or copy of the sent message generated by the sender’s computer showing that such communication was sent to the appropriate address on a specified date, if sent by electronic mail. All such communications shall be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five business days’ notice:

If to the Company: 4Front Ventures Corp. 7010 E. Chauncey Lane, Suite 235 Phoenix, Arizona 85054 Attention: Legal Department Email: legal@4frontventures.com	If to Consultant: Leonid Gontmakher Email:

h. Rights of Third Parties. This Agreement shall not confer any rights or remedies upon any person other than the Company and Consultant and their respective heirs, successors, and permitted assigns.

i. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

j. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective heirs, successors, and permitted assigns; provided, that Consultant may not assign his rights or delegate or cause to be assumed his duties and obligations hereunder without the prior written consent of the Company. Any attempted assignment, delegation, or assumption not in accordance with this Section 15(j) shall be null and void and of no force or effect whatsoever.

k. Survival. The provisions of Sections 9, 10, 11, 12, 13(c), 14, and 15 hereof shall survive any termination or expiration of this Agreement.

l. Waivers. The due performance or observance by the parties of their respective obligations hereunder shall not be waived, and the rights and remedies of the parties hereunder shall not be affected, by any course of dealing or performance or by any delay or failure of any party in exercising any such right or remedy. The due performance or observance by a party of any of its obligations hereunder may be waived only by a writing signed by the party or parties against whom enforcement of such waiver is sought, and any such waiver shall be effective only to the extent specifically set forth in such writing.

16.	Anti-Corruption Warranties.

Consultant warrants that neither it nor anyone working on its behalf has not and will not in connection with any work for Company:

a. made, authorized, offered, or promised to make any payment of anything of value for the purpose of inducing or rewarding any favorable action or influencing any act or decision in connection with its business to any official or employee of a foreign or domestic government, government-controlled entity, public international organization or political party, or candidate for public office;

b. made, solicited, or received any unlawful bribe, rebate, payoff, influence payment, or kickback or has taken any other action that would violate any of the U.S. Foreign Corrupt Practices Act 1977 or the U.K. Bribery Act 2010, as both are amended from time to time, or any other any other applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Bribery Laws”); or

c. during the three (3) years prior to the date of this Agreement, (a) been, or is not being, investigated by any governmental, regulatory, administrative, or other official body in relation to its business involving allegations of impropriety implicating breach of Anti-Bribery Laws or money laundering, and, so far as they are aware, there are no circumstances likely to lead to any such investigation; and (b) had any regulatory or disciplinary proceedings or action brought against them and no fine, debarment from bidding for any contract or business or other penalty has been imposed by any governmental or regulatory body, whether against them or anyone working, or having worked, on their behalf.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREFORE, the parties have caused this Agreement to be executed as of the Effective Date.

MAHA CONSULTING LLC	4FRONT VENTURES CORP.

/s/ Leo Gontmakher	/s/ Robert Hunt
Signature	Signature
Leo Gontmakher	Robert Hunt
Printed Name	Printed Name
7/25/2023	Chairman of the Board
Date	Title
7/25/2023
Date

Attachment A

Certain Definitions

“Affiliate” of the Company means any Person which controls, is controlled by, or is under common control with the Company, or any Person included in the Company’s public reports of systemwide revenue, and “control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, or otherwise.

“Cause” means (i) the conviction of a felony; (ii) the commission of any act involving moral turpitude, dishonesty, fraud which materially and adversely affects the Company; (iii) a breach of the duty of loyalty with respect to the Company or any of its subsidiaries; (iv) any conduct tending to bring the Company or any of its subsidiaries into public disgrace or disrepute; (v) any gross negligence or willful misconduct with respect to the Company or any of its subsidiaries; and (vi) any breach of this Agreement which is not cured within fourteen (14) days following written notice from the Company of such breach; provided, that Consultant shall not have the right to cure any breach of Section 11.

“Change in Control” means the occurrence of any of the following events: (A) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company (including, without limitation, via a merger transaction in which the Company’s stockholders immediately prior to the consummation of such merger do not own at least 50% of the total fair market value and total voting power of the stock of the surviving corporation immediately following the consummation of such merger); provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock; (B) a majority of the members of the Company’s Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors before the date of appointment or election; or (C) the sale or other disposition of all or substantially all of the Company’s assets. If the Company determines that the CiC Bonus is subject to Section 409A of the Code a “Change in Control” shall not occur for purposes of this Agreement unless such “Change in Control” constitutes a “change in control event” as defined in Section 409A of the Code.

“Client(s)” means (i) the actual clients and customers of the Company and its Affiliates, and (ii) those active prospective clients or customers of the Company and its Affiliates which Consultant alone, or in combination with others, handled, serviced, or solicited at any time during the one-year period immediately preceding the termination of Consultant’s retention with the Company. In the case of a corporate client, “Client” shall mean, in addition to the corporate client itself, the individual representative of the corporate client and his successor or equivalent within the organizational subdivision of the corporate client on behalf of which he patronized the Company and its Affiliates, any organizational subdivision of the corporate client on behalf of which such individual representative has patronized the Company and its Affiliates, and any organizational subdivision of the corporate client referred to Consultant by such individual representative.

“Client Non-Solicitation Term” means the 12-month period commencing on the date on which Consultant’s retention with the Company is terminated by either the Company or Consultant, for any reason or no reason.

“Competing Business” means any business or enterprise in the same or similar business as that engaged in or contemplated by the Company or any of the Company’s Affiliates.

“Confidential Information” means all information concerning or related to the business, operations, financial condition, or prospects of the Company or any of its Affiliates (whether prepared by the Company, its Affiliates, their respective advisors, or otherwise, and regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form) and shall specifically include without limitation: (i) all information regarding the members, managers, officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives, and licensees of the Company and its Affiliates, in each case whether past, present, or prospective; (ii) all software, inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas, and know-how of the Company and its Affiliates; (iii) all financial statements, audit reports, budgets, and business plans or forecasts of the Company and its Affiliates; and (iv) all analyses, compilations, forecasts, data studies, notes, translations, memoranda, or other documents or materials prepared by or for Consultant containing, based on, generated from, or derived from, in whole or in part, any Confidential Information. The term “Confidential Information” does not include information that is or becomes generally available to the public other than as a result of an unauthorized disclosure by Consultant.

“Good Reason” means (i) a material diminution by the Company of the duties, responsibilities, or authority of Consultant; (ii) a material demotion in position or title; (iii) a material reduction in Consulting Fee under Section 5 hereof; or (iv) any breach of this Agreement by the Company which is not cured within thirty (30) days following written notice from Consultant of such breach. Notwithstanding the foregoing, no event of Good Reason shall be deemed to have occurred unless Consultant provides to the Company written notice of the facts and circumstances that Consultant believes constitutes Good Reason within twenty-one (21) days of the initial occurrence of such facts and circumstances, such facts and circumstances are not corrected or otherwise cured by the Company within thirty (30) days of receipt of such notice and Consultant terminates this Agreement within thirty (30) days following the end of the Company’s cure period.

“Intellectual Property” means any and all Inventions, Works of Authorship, trade secrets, trademarks, mask works, copyrights, and any other intellectual property conceived, created, developed, discovered, or reduced to practice while Consultant is employed by the Company and that (i) relate directly or indirectly to the business of the Company or its Affiliates or to the actual or demonstrably anticipated research or development of the Company or its Affiliates; (ii) result from or are suggested by any work assigned to or performed by Consultant for the Company or its Affiliates; or (iii) are used to develop or improve any of the Company’s or its Affiliate’s equipment, supplies, facilities, products, software, services, or trade secrets, whether or not such Intellectual Property is developed entirely on Consultant’s own time and with or without use of the Company’s or its Affiliate’s property.

“Invention(s)” means any and all discoveries, improvements, ideas, concepts, creative works, and designs, whether or not in writing or reduced to practice, and whether or not they are patentable, including, but not limited to, processes, methods, formulas, techniques, and know-how.

“Net Income” means the Company’s net income as reported in its annual 10-K filing, and shall be equal to GAAP revenue minus cost of goods sold, operating expenses (including without limitation selling, general, and administrative expenses, bad debt reserves, and stock compensation expense), depreciation, amortization, interest, taxes, changes in fair value of derivative instruments, and other expenses. Any disputes about the calculation of Net Income shall be referred to the Company’s Compensation Committee, which shall determine the Company’s Net Income in its sole and reasonable discretion.

“Non-Solicitation Term” means the 12-month period, or in the event that a court determines that such period is unenforceable, the 9-month period, commencing on the date on which Consultant’s retention with the Company is terminated by either the Company or Consultant, for any reason or no reason.

“Permanent Disability” means a mental or physical condition of Consultant which, in the reasonable opinion of the Company, renders Consultant unable or incompetent, even with reasonable accommodation, to perform the essential functions of his job or devote his best efforts (measured against prior performance) to the Company, or any of its successors, for more than ninety (90) days, unless further time is required as a reasonable accommodation under the Americans With Disabilities Act of 1990, as amended.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, association, or other legal entity.

“Restricted Territory” means the United States; provided, however, that if (and only if) required by a final decision or order of a court of competent jurisdiction or arbitrator for the provisions of Section 11(b) to remain valid and enforceable against Consultant, “Restricted Territory” means those states in which the Company has business operations.

“Works of Authorship” means those works fixed in any tangible medium of expression from which they can be perceived, reproduced, or otherwise communicated, either directly or with the aid of a machine or device, whether or not they are copyrightable.